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                                                                     Exhibit 2.1


                              AMRESCO CAPITAL TRUST

                       PLAN OF LIQUIDATION AND DISSOLUTION

         This Plan of Liquidation and Dissolution (hereinafter called the "Plan") is for the purpose of effecting the complete liquidation and dissolution of AMRESCO Capital Trust, a Texas real estate investment trust (the "Company"), pursuant to the following steps:

         1. The Plan shall become effective upon the approval of the liquidation and dissolution of the Company pursuant to this Plan (the "Dissolution") by the shareholders of the Company, or as soon thereafter as practicable (the date that this Plan becomes effective, the "Effective Date". Upon the Effective Date, the Company will cease conducting normal business operations pursuant to this Plan except insofar as may be necessary for the winding up of the business and affairs of the Company, and proceed to a complete liquidation and dissolution of the Company in accordance with the requirements of the Texas Real Estate Investment Trust Act and the Internal Revenue Code of 1986, as amended.

         2. The officers of the Company are hereby authorized to sell and otherwise to liquidate any and all of the assets and properties of the Company and to pay, discharge or make adequate provision for the payment of all of the known debts, liabilities and obligations of the Company.

         3. Liquidating distributions may be made to shareholders in accordance with the Declaration of Trust in amounts and as determined by the Board of Trust Managers, provided that the Board of Trust Managers believes at that time that any contingency reserve and the remaining assets of the Company are adequate to provide for the Company's remaining liabilities (actual and contingent) and expenses. The Board of Trust Managers is authorized to determine the amount of any contingency reserve and may, in their sole discretion, increase or decrease the amount of the contingency reserve as the Board of Trust Managers determines to be adequate to provide for the just and equitable payment of liabilities and obligations of the Company. The officers of the Company shall place such funds in an account of the Company as the Board of Trust Managers has determined should be maintained as a contingency reserve.

         4. After the sale of such of the assets and properties of the Company as the officers shall deem in the best interest of the Company, and after applying such property as far as it will go to the just and equitable payment of obligations and liabilities of the Company, the remaining property and assets of the Company shall be distributed to the shareholders of the Company in


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                  cancellation of all of the outstanding capital shares of the
                  Company and in accordance with such shareholders' respective rights and interests.

         5. The Board of Trust Managers of the Company is hereby authorized, in its discretion, to choose to maintain existence of the Company as a real estate investment trust for the purposes of winding up the affairs contemplated herein. Alternatively, the Board of Trust Managers of the Company is hereby authorized, in its discretion, to elect to terminate the Company's status as a real estate investment trust. The Board of Trust Managers is authorized to establish a Liquidating Trust (as defined below) for the benefit of the shareholders of the Company to distribute the remaining proceeds.

         6. The officers of the Company are hereby authorized and directed to file such documents as are necessary to effect the Dissolution of the Company under the Texas Real Estate Investment Trust Act.

         7. The officers of the Company are hereby authorized to complete and file any and all necessary or appropriate forms with the Internal Revenue Service. As soon as practicable after the Dissolution, the officers shall execute and file the final federal and state income tax returns of the Company, if any, and all other returns, documents and information required to be filed by reason of the Dissolution.

         8. The members of the Board of Trust Managers shall continue to receive compensation for as long as they remain members of the Board until the final distribution of assets of the Company.

         9. Implementation of the Plan shall be under the direction of the members of the Board of Trust Managers or the trustees of the Liquidating Trust, who shall have full authority to carry out the provisions of the Plan or such other actions as they deem appropriate without further shareholder action. The Board shall have the authority to amend or modify the Plan without the further approval of the shareholders of the Company, except as required by the Texas Real Estate Investment Trust Act.

         10. Prior to the filing of articles of dissolution, the Board of Trust Managers shall have full authority to abandon and revoke the Dissolution as the Board deems appropriate without further shareholder action.

         11. The actions provided for in this Plan shall be commenced as soon as practicable after the Effective Date, and such proceeds shall be distributed and the Dissolution shall be completed as soon as practicable after the Effective Date.

         12. The officers and Trust Managers of the Company or the trustees of the Liquidating Trust are authorized to perform, and shall perform, such acts and


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                  take such steps as may be necessary or convenient to carry out this Plan, including, but not limited to, the execution and delivery, on behalf of the Company and in its name, of any and all documents and instruments as may be required to collect and distribute the property and assets of the Company in accordance with the provisions of this Plan, and all such other and further instruments as may be necessary to vest title to the assets of the Company in its shareholders in accordance with this Plan, and wind up its affairs in dissolution in accordance with this Plan.

         13. After adoption of the Dissolution by the shareholders, the shareholders shall have no right to approve or disapprove the terms of the sale of the Company's assets.

         14. At any time, the Board of Trust Managers may, if the Board of Trust Managers deems such action to be in the best interests of the Company and the shareholders, cause the common shares of beneficial interest of the Company to be delisted from any securities exchange on which they are traded or to no longer be traded or completely prohibit the trading or other transfer of such common shares if and to the extent permitted by law.

         15. If, in the judgment of the Board of Trust Managers, it appears that the Company will be unable to satisfy its legally enforceable obligations within 24 months after the Effective Date, or if, at any time, the Company will no longer qualify as a real estate investment trust, the Board of Trust Managers may cause the Company to create a liquidating trust (the "Liquidating Trust") and to distribute beneficial interests in the Liquidating Trust to the shareholders as part of the liquidation process. The Liquidating Trust shall be constituted pursuant to a liquidating trust agreement in such form as the Board may approve, it being intended that the transfer and assignment to the Liquidating Trust pursuant hereto and the distribution to shareholders of the beneficial interests therein shall constitute a part of the final liquidating distribution by the Company to the shareholders of their interests in the remaining amount of cash and other property held by or for the account of the Company. From and after the date of the Company's transfer of cash and property to the Liquidating Trust, the Company shall have no interest of any character in and to any such cash and property and all of such cash and property shall thereafter be held by the Liquidating Trust solely for the benefit of and ultimate distribution to the shareholders, subject to any unsatisfied debts, liabilities and expenses.

         16. The Company shall reserve sufficient assets and/or obtain or maintain such insurance as shall be necessary to provide the continued indemnification of the Board of Trust Managers, officers and agents of the Company, and other parties whom the Company has agreed to indemnify, to the full extent provided by the declaration of trust and the bylaws of the Company, any existing indemnification agreement and applicable law. At the discretion of


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                  the Board of Trust Managers, such insurance may include
                  coverage for periods after the Dissolution, including periods after the termination of any Liquidating Trust, and may include coverage for trustees, employees and agents of such Liquidating Trust.

         IN WITNESS WHEREOF, this Plan is executed to be effective as of the 29th day of March, 2000.


                               AMRESCO Capital Trust,
                               a Texas real estate investment trust


                               By: /s/ Jonathan S. Pettee
                                  ---------------------------------------------
                                   Name: Jonathan S. Pettee
                                   Title: President and Chief Operating Officer